SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 10/31/2004
FILE NUMBER 811-6463
SERIES NO.: 5


74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares              17,177
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares               8,825
              Class C Shares               1,754



74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares              $16.65
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares              $15.76
              Class C Shares              $15.77